Exhibit 99.1

Fathom Holdings Announces $3.5 Million Convertible Note Private Placement

-- Financing Provides Additional Operating Liquidity and Financial Flexibility –

-- Reiterates Adjusted EBITDA Breakeven in the Second Quarter of 2023, Cash Flow Breakeven in the Third Quarter of 2023 --

CARY, NC, April 13, 2023 – Fathom Holdings Inc. (Nasdaq: FTHM) (“Fathom” or the “Company”), a national, technology-driven, end-to-end real estate services platform integrating residential brokerage, mortgage, title, insurance, and SaaS offerings for brokerages and agents, has entered into a securities purchase agreement, under which the Company had sold and issued a senior secured convertible promissory note in a principal amount of $3.5 million (the “Note”) to an existing longstanding institutional investor.

Interest on the Note will be paid quarterly in cash on the principal amount at a rate which fluctuates every calendar month, and is equal to (i) the monthly average Secured Overnight Financing Rate (SOFR) plus (ii) 5% per annum, subject to certain adjustments and a minimum rate of 8%. The Note has a conversion price of $6.00 per share of common stock, representing an initial conversion premium of approximately 18.3% above the last reported sale price of Fathom’s common stock on April 12, 2023. The conversion price is subject to adjustment in certain circumstances. The Note will mature on April 12, 2025, unless repurchased or converted in accordance with its terms prior to such date.

Fathom intends to use the net proceeds from the private placement for working capital and general corporate purposes.

“Given the dynamic real estate market conditions, this capital provides us with additional operating liquidity and flexibility as we drive toward achieving adjusted EBITDA breakeven in Q2 and cash flow profitability in Q3 of this year. We are confident in reiterating our guidance for the next two quarters and remain optimistic about our business,” said Fathom CEO Josh Harley.

Roth Capital Partners acted as Sole Agent for the offering.

The securities being issued and sold in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any states’ securities laws and may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities of Fathom in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Fathom Holdings Inc.

Fathom Holdings Inc. is a national, technology-driven, real estate services platform integrating residential brokerage, mortgage, title, insurance, and SaaS offerings to brokerages and agents by leveraging its proprietary cloud-based software, intelliAgent. The Company's brands include Fathom Realty, Dagley Insurance, Encompass Lending, intelliAgent, LiveBy, Real Results, and Verus Title. For more information, visit www.FathomInc.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains "forward-looking statements," including, but not limited to, its ability to achieve breakeven Adjusted EBITDA in the second quarter of 2023 and cash flow breakeven in the third quarter of 2023, its ability to continue attracting agents and generating higher revenue, and its ability to continue to reduce costs by approximately $3.0 million per quarter commencing in the first quarter of 2023, among others. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including: risks associated with general economic conditions, including rising interest rates; its ability to generate positive operational cash flow; risks associated with the Company's ability to continue achieving significant growth; its ability to continue its growth trajectory while achieving profitability over time; and other risks as set forth in the Risk Factors section of the Company's most recent Form 10-K as filed with the SEC and supplemented from time to time in other Company filings made with the SEC. Copies of Fathom's Form 10-K and other SEC filings are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Alex Kovtun and Matt Glover
Gateway Group, Inc.
949-574-3860
FTHM@gatewayir.com